PURCHASE AND SALE AGREEMENT



                                                  BY AND BETWEEN



                                               TANGLEWOOD ASSOCIATES



                                                     AS SELLER




                                                        AND




                                                 GROVE CORPORATION



                                                   AS PURCHASER







                                               TANGLEWOOD APARTMENTS
                                            WEST WARWICK, RHODE ISLAND



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                                                 TABLE OF CONTENTS

1.       Agreement to Purchase and Sell..................................... 1

2.       Purchase Price; Deposits........................................... 2

3.       Closing Date....................................................... 3

4.       Property Inspection Contingency.................................... 3

5.       Title Commitments and Surveys...................................... 5

6.       Condemnation....................................................... 6

7.       Casualty............................................................6

8.       Seller's Covenants, Representations and Warranties..................7

9.       Purchaser's  Representations and Warranties....................... 10

10.      Brokerage  Commissions.............................................10

11.      Seller' Closing Deliveries.......................................  10

12.      Default............................................................12

13.      Pro-rations,Closing Costs and Adjustments......................... 13

14.      Notices............................................................14

15.      Miscellaneous......................................................15

16.      Duties and Responsibilities of Escrow Agent....................... 17


Exhibit A         Description of Land
Exhibit B         Description of Personal Property
Exhibit C         Rent Roll
Exhibit C-1       Approved Rental Rates
Exhibit D         Service, Supply and Maintenance Contracts


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                                             PURCHASE AND SALE AGREEMENT



         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as December 10, 1997, by and between TANGLEWOOD ASSOCIATES, a Rhode Island limited partnership, with a mailing address c/o Marshall Properties, Inc., 710 Narragansett Drive, Pawtucket, Rhode Island 02861 ("Seller") and GROVE CORPORATION, a Delaware corporation, with a mailing address at 598 Asylum Avenue, Hartford, CT 06105 ("Purchaser").




                                                  R E C I T A L S:
     A. Seller is the fee simple owner of that certain real and personal property located at 47 Tanglewood Drive, in the Town of West Warwick, Rhode Island.
         B Subject to the terms, provisions and conditions of this Agreement, Purchaser is willing to acquire and Seller is willing to sell the Property (as hereinafter defined).

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

         1. Agreement to Purchase and Sell. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to acquire from Seller, subject to the terms, provisions and conditions of this Agreement, the land more particularly described on Exhibit A attached hereto, together with (i) all buildings and other improvements situated thereon and commonly known as the Tanglewood apartment complex containing 176 residential units, (ii) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of Seller pertaining to such land and buildings, (iii) all right, title and interest of Seller in and to the appliances, fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to such land or buildings, or used in connection with the ownership, operation, management or maintenance of such land or buildings, including, without limitation, the property listed on Exhibit B attached hereto (collectively, the "Personal Property"), (iv) all right, title and interest of Seller, if any, in and to the trade name of the buildings (v) all right, title and interest of Seller, if any, in and to all strips and gores, all alleys adjoining the land, and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the land to the center line thereof, and all right, title and interest of Seller, if any, in and to any award made or to be made in lieu thereof and in and to any unpaid award for any taking by condemnation or any damages to the land or the buildings by reason of a change of grade of any street, road or avenue, (vi) all right, title and interest of Seller under all leases, licenses or other occupancy agreements and tenancies affecting said land and buildings (the "Leases"), (vii) all right, title and interest of Seller in and to all security deposits and other monies deposited by tenants or other occupants under the Leases, with interest thereon to the extent required to be paid thereon by applicable law (the "Security Deposits") and (viii) all right, title and interest of Seller in and to the records, files, plans, warranties and guaranties affecting the buildings and the Personal Property and other data relating to the ownership, management, maintenance and operation of such land and buildings (the "General Intangibles"), including, without limitation, all as-built plans and specifications, drawings, renderings, site plans and studies in respect of the Property, to the extent in Seller's possession or under Seller's control, and all financial information with respect to the management, maintenance and operation of the Property (the land, together with all of the foregoing items listed in clauses (i)-(vii) above being hereinafter collectively referred to as the "Property" or the "Tanglewood Property").

         2.       Purchase Price; Deposits.

                  (a) Purchaser agrees to pay a purchase price of Six Million Seven Hundred Fifty and 00/100 ($6,750,000.00) (the "Purchase Price") for the Property. The Purchase Price, plus or minus pro-rations, credits and adjustments, if any, as hereinafter provided, shall be payable as follows:

                  (i) Sixty Five Thousand and 00/100 Dollars ($65,000.00) (the "Initial Deposit") shall be deposited by Purchaser in escrow with Kroll, McNamara & Evans (the "Escrow Agent") upon the full execution and delivery of this Agreement (Five Thousand and 00/100 Dollars ($5,000.00) of which has been previously delivered to Escrow Agent in connection with the initial offer to purchase).

                  (ii) Within five (5) business days after the Inspection Period Expiration Date (defined below), and provided that Purchaser has not exercised its right to terminate this Agreement on or before such date as provided herein, Purchaser shall deliver in escrow with Escrow Agent the sum of Sixty Five Thousand and 00/100 Dollars ($65,000.00) (the "Additional Deposit"; the Initial Deposit and the Additional Deposit are sometimes individually and collectively referred to as the "Deposit").

         The Deposit shall be held by the Escrow Agent in an interest bearing escrow account, provided, however, that Kroll, McNamara & Evans shall be permitted to hold such Deposit in its non-interest bearing Client's Trust Fund Account. Interest earned on the Deposit shall be deemed part of the Deposit. All references to the Deposit contained in this Agreement shall mean and refer to the Deposit, together with any interest accrued thereon. Except as otherwise provided herein, the Deposit shall be credited to Seller at Closing.

                  (b) The balance of the Purchase Price, Six Million Six Hundred Twenty Thousand and 00/100 Dollars ($6,620,000.00), plus or minus pro-rations, credits and adjustments as aforesaid, shall be payable at the Closing (as hereinafter defined) to a bank account designated by Seller through a wire transfer of immediately available funds.



         3.       Closing Date.

                  (a) Subject to subsection (b) below, the transaction contemplated by this Agreement shall be closed (the "Closing") at a location in the State of Rhode Island (as designated by Purchaser's mortgagee, if any, or, in the event that Purchaser's mortgagee does not designate a required location, then, in such case, at the offices of Edwards & Angell, 2700 Hospital Trust Tower, Providence, Rhode Island) on January 12, 1998 (such date, the "Closing Date"). Subject to subsection (b) below, time is of the essence as to such Closing Date. If the Closing Date established pursuant to the preceding sentence is a Saturday, Sunday or legal holiday, the Closing Date shall be the next business day thereafter.

                  (b) Purchaser and Seller shall each have the right to adjourn the Closing for a period or periods not to exceed, in the aggregate, thirty (30) days.

         4.       Property Inspection Contingency.

                   From and after the full execution and delivery of this Agreement through and including January 10, 1998 (such period, the "Inspection Period"; the last day of such period, the "Inspection Period Expiration Date"), Purchaser and its employees, consultants, agents and independent contractors shall have the right and permission:

     (a) To review originals or photocopies of the following:
     (i) The existing leases and all new leases and tenancies permitted pursuant this Agreement .
     (ii) All leasing brochures, market studies, tenant data sheets and other material used by Seller in connection with Seller's operation of the Property.
     (iii) Financial statements of the operation of the Property for the calendar years 1993 through 1996, showing in reasonable detail all income and expenses of the
Property for each such year, prepared by an independent public accountant, together with copies of the 1996 and 1997 real estate tax bills, the most current statements for water and sewer and all other information Purchaser deems reasonably necessary.

         Seller shall furnish or cause to be furnished to Purchaser for review not later than ten (10) business days after the full execution and delivery of this Agreement copies of the documents and materials listed in clauses (i) through (iii) above or, in the alternative, Seller shall make such documents available to Purchaser for inspection during the aforesaid ten day period at the offices of Seller. In the event that Seller fails to furnish or make available as aforesaid the documents and materials listed in clauses (i) through (iii) above prior to the expiration of such ten day period, Purchaser shall furnish a notice to Seller itemizing those documents and materials not so furnished or made available within five (5) business days after the expiration of such ten day period. The failure of Purchaser to deliver such notice prior to the expiration of such five day period shall be deemed an acknowledgment by Purchaser that Seller has satisfied its obligation to furnish the aforesaid documents and materials as required by this subsection (a).

         Notwithstanding anything in this Agreement to the contrary, the Inspection Period Expiration Date and Closing Date shall be extended for a period of one (1) day for each day of delay by Seller in furnishing the foregoing documents to Purchaser, provided, however, that if Seller shall fail to deliver all of the foregoing documents to Purchaser within thirty (30) days after the full execution and delivery of this Agreement, then Purchaser shall have the right to terminate this Agreement and Escrow Agent shall thereupon promptly return the Deposit to Purchaser.

     (b) To enter upon the Property at reasonable times for the purpose of conducting studies, inspections and tests, including, without limitation, physical, geotechnical and environmental tests and inspections and such other tests and inspections as Purchaser deems appropriate, provided, however, that Purchaser shall furnish not less than two (2) days advance notice to Seller with respect to the timing and scope of any physically intrusive tests or inspections or entry into any apartment units or facilities and Seller and/or its representatives shall have the right to accompany Purchaser and its consultants in connection with any such inspections or entries. The foregoing studies, inspections and tests shall be conducted at the sole cost and expense of Purchaser. In conducting the studies, inspections and tests contemplated hereby, Purchaser (i) will not unreasonably interfere with the existing uses of the Property by persons in possession thereof, and (ii) will restore promptly any physical damage caused by such studies, inspections or tests. Purchaser hereby agrees to indemnify, defend, and hold Seller free and harmless from any loss, injury, damage, claim, lien, cost or expense, including reasonable attorney's fees and costs, resulting from or arising out of any such study, inspection or test; provided, however, that such indemnity shall not extend to claims arising with respect to any conditions existing on the Property not caused by Purchaser or its employees, agents, consultants or independent contractors.

     (c) If, as a result of its various investigations, Purchaser determines in its sole and absolute discretion that the Property is not a suitable investment for its purposes, Purchaser shall have the right to terminate this Agreement by giving written notice of its election to terminate (the "Termination Notice") at any time prior to the Inspection Period Expiration Date. If Purchaser fails to deliver a Termination Notice on or before the expiration of such period, Purchaser shall conclusively be deemed to have waived its right to terminate this Agreement based on this Section 4. If Purchaser delivers the Termination Notice to Seller prior to the Inspection Period Expiration Date, Escrow Agent shall thereupon promptly return the Deposit to Purchaser.

                  (d) Purchaser acknowledges that upon the expiration of the Inspection Period and provided Purchaser has not delivered a Termination Notice, Purchaser will have been granted access to and will have inspected the Property and, in such case, Purchaser agrees and represents that Purchaser is purchasing and will accept the Property "as-is" as existed at the time of expiration of the Inspection Period, subject to reasonable wear and tear, without any covenants, representations or warranties, express or implied, including without limitation, those of merchantability, habitability or fitness for any particular purpose (other than those representations and warranties contained in Section 8 hereof). Notwithstanding the foregoing, if, as of the Closing Date, a material adverse change in the condition of the Property has occurred after the expiration of the Inspection Period, then, in such event, Purchaser shall have the right to terminate this Agreement and Escrow Agent shall thereupon promptly return the Deposit to Purchaser.

         5.       Title Commitments and Surveys.

     (a) Purchaser shall, at Purchaser's expense, obtain (i) a title commitment (the
"Commitment") for an Owner's Title Insurance Policy issued by a title insurance company satisfactory to Purchaser in the amount of the Purchase Price, covering title to the Property and (ii) a survey of the Property (the "Survey"). Purchaser shall have until the expiration of the Inspection Period to provide written notice to Seller of any matters shown by the Commitment and Survey affecting the Property which are not satisfactory to Purchaser, which notice (a "Title and Survey Notice") must specify the reason such matter(s) are not satisfactory and the curative steps necessary to remove the basis for Purchaser's disapproval. The parties shall then have thirty (30) days after the date of such Title and Survey Notice to make such arrangements or take such steps as they shall mutually agree to satisfy Purchaser's objection(s). If the parties fail to agree on the necessary steps, Purchaser shall have a right to terminate this Agreement during the ten (10) day period following the expiration of the aforesaid thirty (30) day period. If Purchaser exercises such right, Escrow Agent shall thereupon promptly return the Deposit to Purchaser.

                  (b) Except as otherwise provided herein, Seller shall have no obligation whatsoever to expend any funds or cure any title or survey objections, and Seller shall not be deemed to have any obligation to cure unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Purchaser. Notwithstanding anything to the contrary herein, if the Commitment shall disclose interests, encumbrances or liens of definite or ascertainable amounts which may be removed by the payment of money, Seller shall clear such item(s) (i) prior to the Closing Date, by using its own funds, or
(ii) on the Closing Date, by using the Purchase Price payable to Seller by Purchaser.

     (c) From and after the execution of this Agreement until the Closing Date or termination of this Agreement, Seller covenants and agrees that no encumbrance, lien or other interest shall be created with respect to the Property without first obtaining the prior written consent of Purchaser thereto, such consent to be granted or denied by Purchaser in its sole and absolute discretion, provided, however, that no such consent shall be required in respect of new leases at the Property entered into by or on behalf of Seller in accordance with the terms, provisions and conditions set forth in Section 8(g) below. On the Closing Date, Purchaser shall conduct a search of title for the Property from the date of the Commitment through the Closing Date. Any new matters appearing of record during such rundown period not previously approved by Purchaser in writing shall constitute title defects hereunder. If any such title defects exist on the Closing Date, Purchaser may exercise its remedies for breach by Seller as provided in Section 12 below.

                  (d) All notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by any health or other federal, state or municipal departments having jurisdiction against or affecting the Property (collectively, the "Violations"), shall be complied with by Seller prior to the Closing Date and the Property shall be conveyed free thereof.



         6.       Condemnation.

                  (a) If, prior to the Closing Date, all of the Property is taken by eminent domain, Purchaser shall have the option to terminate this Agreement, in which event the Deposit shall be promptly returned to Purchaser. If prior to the Closing Date, a portion of the Property is taken by eminent domain, and such partial taking either (i) is made of any part of the improvements situated on the Property; or (ii) reduces the size of the parking area on the Property by three percent (3%) or more; or (iii) materially impairs any use to which the Property is then being put; or (iv) results in any change of or in any street or highway, or the grade(s) thereof, so as to prevent or materially affect or interfere with free access to and from the Property or (v) gives rise to any right(s) of termination by any tenant under its respective Lease, Purchaser shall have the option to terminate this Agreement, in which event the Deposit shall be promptly returned to Purchaser. If, prior to the Closing Date, a portion of the Property is taken by eminent domain which does not give rise to a right of termination in Purchaser pursuant to the preceding sentence, the Closing shall occur in accordance with the terms of this Agreement and, in such case, Seller shall assign to Purchaser, at the Closing, all right, title and interest of Seller in respect of any proceeds, awards, damages or other compensation arising by reason of such eminent domain proceedings.

                  (b) In the event that Purchaser has the right to terminate hereunder, but has not elected to terminate this Agreement within thirty (30) days after receiving notice from the taking authority of such taking, then Purchaser shall be deemed to have elected to proceed with the Closing without any reduction or adjustment to the Purchase Price. In such case, Seller shall assign to Purchaser, at the Closing, all right, title and interest of Seller in respect of any proceeds, awards, damages or other compensation arising by reason of such eminent domain proceedings. Seller and Purchaser agree to deliver any notice of condemnation proceedings or any actual knowledge thereof to the other promptly upon receipt thereof. So long as this Agreement is in full force and effect, Seller covenants and agrees that Seller shall not enter into any settlement or make any transfer or agreement to transfer any portion of the Property in connection with any pending or threatened eminent domain proceeding without the prior written consent of Seller.

         7.       Fire or Other Casualty.

         (a) If prior to the Closing a "material portion of the Improvements" (as such phrase is hereinafter defined) shall be damaged or destroyed by fire or other casualty, Purchaser shall have the right to terminate this Agreement by notice to Seller furnished within fifteen (15) days following notice to Purchaser of such fire or other casualty, provided, however, that Seller may nullify the effect of any such termination notice by Purchaser by furnishing notice to Purchaser within five (5) business days after Seller's receipt of Purchaser's termination notice of Seller's intention to restore the Property to the condition thereof prior to such fire or other casualty and promptly commencing and diligently pursuing the restoration of such improvements on or before the date which is one hundred eighty (180) days after the date of the applicable fire or other casualty. In the event that Seller elects to restore as aforesaid, the Closing Date shall be extended to accommodate such restoration right of Seller. If Purchaser shall furnish such notice, and either Seller fails to furnish notice of intention to restore, or, having furnished notice of intention to restore, Seller fails to restore on or before the expiration of the aforesaid 180 days period, the Deposit, together with interest accrued therein, if any, shall be immediately returned to Purchaser, whereupon this Agreement shall become null and void and of no further force or effect.

         The restoration right of Seller granted hereby shall not be construed as limiting, altering or varying in any respect any other rights or obligations of Seller or Purchase hereunder, including, without limitation, any terms hereof affording Purchaser a right of termination and/or providing for an adjustment to the Purchase Price based on a reduction in gross income or the tenants in occupancy as of the Closing Date resulting from any such fire or other casualty. If Purchaser shall furnish such notice, the Deposit, together with interest accrued therein, if any, shall be immediately returned to Purchaser, whereupon this Agreement shall become null and void and of no further force or effect.

         (b) If any portion of the improvements situated on the Property, other than a "material portion of the Improvements," shall be damaged or destroyed by fire or other casualty, or if there shall be fire or other casualty to a "material portion of the Improvements" and Purchaser shall not terminate this Agreement as permitted hereby, Purchaser shall purchase the Property in accordance with the terms of this Agreement and the Purchase Price shall be reduced by the amount equal to the reduction in value to the Property as a result of such fire or other casualty as estimated by, and set forth in a binding written estimate of, a contractor selected by Purchaser and reasonably acceptable to Seller, unless, the insurance proceeds for such fire or other casualty shall be sufficient to restore the Property and all right, title and interest of Seller in and to such insurance proceeds shall be assigned by Seller to Purchaser at the Closing.

         (c) A "material portion of the Improvements" shall be deemed to have been damaged or destroyed by fire or other casualty, if the cost of repair and restoration of the damage or destruction shall be in excess of $100,000 as estimated by, and set forth in a binding written estimate of, a contractor selected by Purchaser and reasonably acceptable to Seller.

         (d) Seller shall maintain throughout the term of this Agreement casualty insurance with respect to the buildings and the contents thereof in an amount not less than one hundred percent (100%) of the full replacement cost of such buildings and contents and business interruption insurance in an amount sufficient to provide full coverage for loss of rents by reason of casualty.

         8.       Seller's Covenants, Representations and Warranties.

         Seller covenants, represents and warrants to Purchaser as follows:

         (a) Seller (i) is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Rhode Island, (ii) has the authority and power to enter this Agreement and to consummate the transactions contemplated hereby; and (iii) has duly authorized the execution and delivery of this Agreement and is duly bound to consummate the transactions contemplated hereby.

         (b) Neither this Agreement nor the consummation of the transaction contemplated hereby will constitute or result in a violation or breach by Seller of any agreement or contract to which Seller is bound or the Property is subject, or any judgment, order, writ, injunction or decree issued against or imposed upon it, or, to the best of Seller's knowledge, will result in a violation of any applicable law, order, rule or regulation of any government authority.

         (c)  Seller  has  not  received  any  notification  of any  pending  or
threatened  condemnation,   requisition  or  similar  proceeding  affecting  the
Property or any portion thereof.

         (d) Except as otherwise disclosed in writing to Purchaser, Seller has not received and, to the best of Seller's knowledge, there are no notices, orders, decrees or judgments issued, pending issuance or threatened relating to any alleged or actual violation of fire, health, safety, traffic, sanitation, water pollution, environmental or other laws affecting, against or with respect to the Property. Seller has not received any written notification of any action, suit, proceeding or investigation pending or threatened which might become a cloud on the title to the Property or any portion thereof. From and after the date hereof, Seller shall send to Purchaser (within three (3) days of delivery to or receipt by Seller) copies of all correspondence, notices or other communications delivered to or received by Seller from federal, state or local governmental authorities or agencies in connection with the Property.

         (e) To the best of Seller's knowledge, there are no defaults or breaches by Seller or the Property of any of the covenants, conditions, restrictions, rights-of-way, or easements or other instruments encumbering the Property or any portion thereof.

         (f) No special taxes or assessments have been levied, assessed or imposed on or against the Property or any part thereof that have not been fully and finally paid, and neither Seller, nor, to the best of Seller's knowledge, any of its agents or employees have received any notice, or have any knowledge, of contemplated, threatened or pending special taxes or assessments affecting the Property or any part thereof. Without limiting the generality of the preceding sentence, to the best of Seller's knowledge, there is no pending assessment made by the Town of West Warwick, Rhode Island or any other authority with respect to the repair, maintenance or expansion of any water or sewage systems that may be located in any public right of way adjacent to the Property, or for any other public improvements or betterments of any type which would or could give rise to an assessment against the Property.

         (g) Attached hereto as Exhibit C is a true, correct and complete rent roll for the Property including each and every lease, license or other occupancy agreement affecting any portion of the Property as of the date hereof. Prior to Closing, Seller will not, without Purchaser's prior written consent (i) collect any rent for more than the then current month (together with any applicable security deposit); (ii) give any rent concessions or agree to do any work for, or give any consideration other than possession to, any tenant except in the ordinary course of business; (iii) lease any units at the Property for a term in excess of twelve (12) months; (iv) or lease any units to any person(s) other than at the rental rates set forth on Exhibit C-1 attached hereto.

         (h) There is no union contract affecting the Property or the employees thereat and Seller will not enter into any such contract prior to Closing.

         (i) There are no permits, licenses, other than ordinary business licenses, or consents required by any governmental authority in connection with the use and occupancy of the Property that have not already been obtained.

         (j) Seller has good and indefeasible title to the Property in fee simple, and the Personal Property, and has the right to convey and transfer same, subject to the existing tenant leases and encumbrances of record.

         (k) From the date of this Agreement until Closing, Seller (i) shall maintain and repair the Property in its normal course of operations; (ii) shall operate the Property in its normal course of operations, including continuing to make units ready and continuing leasing; (iii) will pay all obligations arising from the Property, as payment becomes due; (iv) shall make no material alterations to the Property; and (v) shall maintain each of the apartment units at the Property in its current conditions, reasonable wear and tear excepted.

         (l) All of Seller's employees at the Property will be paid by Seller prior to Closing to the end of their last pay period. Benefits or compensation accrued prior to Closing due or claimed to be due either before or after Closing to employees or former employees of Seller shall not constitute obligations of Purchaser. Except as otherwise expressly agreed by Purchaser, all persons who are currently employed by Seller in connection with the management, operation or maintenance of the Property shall be terminated by Seller at or prior to Closing insofar as their employment relates to the Property, provided, however, that Purchaser shall interview the janitor, property manager and maintenance person currently employed by Seller at the Property during the two (2) day period following the Inspection Period Expiration Date for purposes of determining Purchaser's willingness to continue to employ such personnel after the Closing, such determination to be made by Purchaser on or before the expiration of such three day period in its sole and absolute discretion.

         (m) No portion of the Property (including, without limitation, rental, security, or damage deposits to be conveyed to the Purchaser hereunder) shall be subject at the Closing to the burdens or obligations of any management agreement respecting the Property, so that Purchaser shall receive the Property free and clear of any such burdens or obligations and shall be free to enter into a management agreement or arrangement with a manager of its own choice. Except as disclosed on Exhibit D attached hereto, and unless otherwise approved by Purchaser in writing prior to Closing, as of the Closing, there will not be any service, supply or maintenance agreements with respect to the Property or any portion thereof unless the same can be canceled upon thirty (30) days notice without the necessity of payment of any termination penalty or premium. Seller shall furnish copies of the contracts and agreements described on Exhibit D within five (5) business days after the execution and delivery hereof.

         (n) Except as disclosed by Seller, Seller, to its knowledge, has not at any time, and no other party has at any time, handled, buried, stored, retained, refined, transported, processed, manufactured, generated, produced, spilled, allowed to seep, leak, escape or leech, or pumped, poured, emitted, emptied, discharged, injected, dumped, transferred or otherwise disposed of or dealt with Hazardous Substances (as hereinafter defined) on, to or from the Property. Seller knows of no seepage, leak, escape, leech, discharge, injection, release, emission, pumping, pouring, emptying or dumping of Hazardous Substances into waters on or adjacent to the Property, or onto lands from which such hazardous or toxic waste or substances might seep, flow or drain into such waters. The term "Hazardous Substances" shall mean and refer to any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the manufacture, use, maintenance or handling of which is restricted, prohibited or penalized by any Environmental Law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls). The term "Environmental Law" shall mean and refer to any federal, state or local law, ordinance, rule, regulation, order, judgment, injunction or decree relating to pollution, Hazardous Substances or environmental protection (including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and all amendments and supplements to any of the foregoing and all regulations issued pursuant thereto).

         The representations and warranties of Seller set forth above shall be true, accurate and correct in all material respects upon the date of execution of this Agreement and shall be deemed remade by Seller as of the Closing Date with the same force and effect as if first made as of and on such date. Seller's covenants, representations and warranties contained in this Section shall survive the Closing for a period of one year. Purchaser agrees to provide prompt written notification to Seller upon Purchaser's discovery of a default or breach of such covenants, representations and warranties. Any action brought by Purchaser to enforce Purchaser's rights with respect to such covenants, representations and warranties must by commenced promptly after discovery thereof by Purchaser and in any event no such action shall be commenced after the expiration of the aforesaid one year period.

         9.       Purchaser Representations and Warranties.

         Purchaser represents and warrants to Seller that Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any terms of its organizational documents.

         10. Brokerage Commissions. Each party represents and warrants to the other that it has not dealt with any entity or person who would be entitled to a brokerage commission, finder's fee or other similar compensation in connection with the transactions described herein payable from or in respect of the Purchase Price. Each party agrees to indemnify, defend, protect and hold forever harmless the other from and against any and all loss, liability, cost, damage and reasonable expense, including, without limitation, reasonable attorney's fees, which the other may incur, suffer or sustain by reason of any other right, claim, demand or damage made or asserted by any person or persons for the payment of a brokerage commission, finder's fee or similar compensation on account of a breach of this representation and warranty. The terms of this section shall survive Closing .

         11. Seller' Closing Deliveries. On the Closing Date, Seller shall deliver to Purchaser the following documents and instruments with respect to the Property (collectively, "Seller's Closing Deliveries"), duly executed by Seller, acknowledged where appropriate and otherwise in form and content reasonably satisfactory to Purchaser's counsel. Seller, not later than fifteen (15) days prior to the Closing Date, shall deliver to Purchaser's counsel, for approval thereby, draft photocopies of Seller's Closing Deliveries:

                  (a) A quitclaim deed with covenants against grantor's acts for the Property (the "Deed"), which shall be in proper statutory form for recording, subject only to the matters permitted hereby, so as to convey to Purchaser fee simple title to the Property as provided herein;

                  (b)      A bill of sale conveying the Personal Property.

                  (c) An Assignment and Assumption of Leases, assigning the Leases in effect as of Closing and any new leases entered into in accordance with the terms of this Agreement, together with (i) copies of such Leases, and
(ii) a Notice to Tenants in form and substance approved by Purchaser.

                  (d) 0riginal counterparts of all the Leases (including a memorandum, certified to Purchaser, setting forth the terms of oral tenancies and oral rights for use or occupancy of the Property or any portion thereof).

     (e) All keys in the possession of Seller to all locks of the Property.

                  (f) An Assignment of Security Deposits, assigning to Purchaser all of Seller's right, title and interest in and to the tenant security deposits, together with a listing of the security deposit obligations of Landlord pursuant to the Leases, certified as true, correct and complete by an officer of Seller.

                  (g) A Certificate of Seller with respect to (i) prepaid rents held by Seller with respect to the Property, and (ii) those tenants in arrears with respect to the payment of rent and other amounts payable under the Leases, certified as true, correct and complete by an officer of Seller.

                  (h) Copies of all contracts relating to the Property, if any, which Purchaser has agreed to assume, together with an assignment of such contracts to Purchaser.

     (i) An Assignment of General Intangibles, assigning to Purchaser all of Seller's right, title and interest in and to the General Intangibles.

                  (j) All books and records at the Property held by or for the account of Seller, including without limitation, plans and specifications and lease applications, as available.

     (k) An affidavit of title, certified by Seller, and such documents and instruments in respect of Seller's authority to sell the Property (including, without limitation, resolutions, incumbency certificate(s) and a certificate of good standing from the state of Seller's incorporation and any entity signing any of Seller's Closing Deliveries), in the form customarily required by title insurance companies in the State of Rhode island.

     (l) A nonforeign affidavit sufficient for the purposes of establishing and documenting the nonforeign affidavit exemption described in Section 1445 of the Internal Revenue Code (the "FIRPTA Affidavit).

     (m) a Residency Affidavit in the form required by applicable law with respect to
Seller and the partners of Seller.

     (n) An indemnification agreement pursuant to which Seller shall represent and warrant to Purchaser that (i) all costs and expenses relating to the ownership and operation of its Property arising prior to the Closing Date have been paid in full, and (ii) that, except as disclosed on Exhibit D, all service contracts for the applicable Property have been terminated on or before the Closing Date, and by which such Seller shall indemnify and hold Purchaser harmless from and against all loss, cost and expenses arising by reason of a breach of such representations and warranties.

                  (o) A rent roll for the Property, in the form of the rent roll attached hereto, dated as of the first day of the calendar month in which the Closing occurs, together with a certification of Seller with respect to any changes to such rent roll from the date thereof. If such rent roll shows a reduction of five percent (5%) or greater in income from the rent roll attached hereto as Exhibit C, Purchaser shall have the option of terminating this Agreement, in which case the Deposit shall be immediately returned to Purchaser.

                  (p) A receipt of the Broker, acknowledging its receipt of any and all sums payable thereto in connection with the transaction contemplated hereby.

                  (q)  Such   additional   instruments,   agreements  and  other
documents as may be necessary or convenient in order to effectuate the provisions of this Agreement.

         12.      Default.

     (a) If Purchaser shall default under this Agreement, the Deposit shall be retained by Seller as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder, except for the indemnification obligations of Purchaser pursuant to Section 4(b) above. In such case, Seller and Purchaser agree that the Deposit is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller's removal of the Property from the market and the costs incurred by Seller and shall not constitute a penalty or a forfeiture.

                  (b) Seller acknowledges that the Property is of a special, unique and extraordinary character, and that any violation of this Agreement by Seller would be highly injurious to Purchaser, and therefore, if Seller shall default in the performance or observance of any of its covenants, agreements, or obligations for any reason other than a default by Purchaser, or if Seller shall violate any of its representations, warranties or covenants contained in this Agreement, Purchaser shall, in addition to the rights hereinafter provided, be entitled to the immediate return of the Deposit. Upon Seller's default, Purchaser, at Purchaser's election, may exercise any and all rights and remedies available to Purchaser at law or in equity, including, without limitation, the right to enforce specific performance by Seller. If this Agreement is terminated by Purchaser following Seller's default, Escrow Agent shall promptly return the Deposit to Purchaser.

                  (c) For purposes hereof, a breach by either party hereunder shall constitute a "default" only after written notice by the non-defaulting party to the other specifically stating the alleged breach and the failure of the defaulting party to thereafter cure such breach within five (5) days after the receipt of such written notice.

                   13.     Prorations, Closing Costs and Adjustments.

     (a) The following items shall be apportioned between Seller and Purchaser as of midnight of the day preceding the Closing Date:

     (i) Real estate taxes, assessments and sewer use charges.

                           (ii) Rent, parking charges, laundry machine and vending machine revenues and other amounts paid by tenants if, as and when received.

                           (iii) That portion of the interest on security deposits under the Leases which shall be permitted to be retained by the landlord thereunder pursuant to law or the Leases.

                           (iv) Fuel and other utilities (including, without limitation, electricity, water and gas).

                           (v)  Personal property taxes, if any.

     (vi) Such other items as are customarily adjusted in connection with commercial real estate transactions of this type.

                  (b) Purchaser shall receive a credit at Closing against the Purchase Price for the aggregate security deposit liability under the Leases through the Closing Date.

     (c) Seller shall pay the conveyance taxes applicable to the transfer of the Property.
Purchaser shall pay recording fees.

     (d) All prorations, adjustments and credits made and determined as provided herein shall be final as of the Closing Date; provided, however, that if subsequent to the Closing Date an error or omission in the determination or computation of any of such prorations, adjustments or credits shall be discovered, immediately upon discovery thereof the appropriate adjustments required to correct such error or omission shall be made. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth herein is that Seller shall bear all expenses of ownership and operation of the Property accruing through midnight at the end of the day preceding the Closing Date and Purchaser shall bear all such expenses accruing thereafter. Any items not specifically listed herein but shall be adjusted as aforesaid at Closing. This provision shall survive the Closing.

                  (e) Prior to or on the Closing Date, Seller shall deliver to Purchaser a certificate, signed by Seller, setting forth the name of each tenant delinquent in the payment of any rents and setting forth the amount of such delinquent rents (the "Delinquent Rents") and, with regard to such Delinquent
Rents:

                           (i) the rents received by Purchaser after the Closing
                  Date from any tenant on such certificate shall be applied first to then current rents due from such tenant and any amount remaining after such application (but in no event in excess of two month's rents payable by such tenant) shall be paid by Purchaser to Seller on account of such Delinquent Rents; provided, however, that Purchaser shall have the right to deduct therefrom the costs of collection of such Delinquent Rents;

                           (ii) Purchaser shall not be obligated to incur any expense or institute any action or proceeding to collect any such Delinquent Rents, nor shall Purchaser be prohibited from terminating any lease as the result of such delinquencies; and

                           (iii) in the  event  any  tenant  shall pay any rents
                  with an indication that it intends to contest such rents or the amount thereof, such rents shall not be apportioned but shall be held by Purchaser subject to the outcome of the tenant's contest.

         14.      Notices.

         Any notice regarding this Agreement or any transaction or other matter arising in connection herewith shall be in writing and be served upon the party to which it is directed at the following addresses:

         If to Seller:    c/o Marshall Properties, Inc.
                          710 Narragansett Drive
                          Pawtucket, Rhode Island 02861

                        Attention: John L. Marshall, III
     Facsimile: (401)727-3601  with a copy  to  Edwards  &  Angell
                                2700  Hospital  Trust  Tower
                              Providence,  Rhode Island 02903
                          Attention:  Charles F. Rogers,  Esq.  Facsimile:
                         (401) 276-6611

         If to Purchaser:  Grove Corporation
                           598 Asylum Avenue
                           Hartford, CT 06105
                           Attention: Mr. Brian Navarro
                         Facsimile:  (860) 947-6960

with a copy to           Kroll,  McNamara & Evans
                         29 SouthMain Street
                         West Hartford, CT 06107 Attention:
                         Edward J. McNamara, Esq.
                         Facsimile: (860) 561-7070

     Escrow Agent:       Kroll,  McNamara & Evans
                         29 South Main Street
                         West Hartford,CT 06107
                         Attention: Edward J. McNamara, Esq.
                         Facsimile: (860) 561-7070

         Any notice may be served personally or be sent by certified mail, return receipt requested or by Airborne, UPS, Federal Express or similar overnight express service or by facsimile. If sent by certified mail, a notice shall be deemed to have been given the next day following the date deposited with the United States Postal Service, postage prepaid. If sent by overnight express service, a notice shall be deemed to have been given one (1) business day after pickup by such overnight service. If sent via facsimile, a notice shall be deemed to have been given on confirmation of receipt. The address at which notice is to be given to either party may be changed by giving notice to the other party as provided above.

         15.      Miscellaneous.

                  (a) Entire AgreementEntire Agreement. The Recitals set forth at the beginning of this Agreement and the Exhibits attached hereto are incorporated in and made a part of this Agreement by this reference. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by Seller and Purchaser.

     (b) SeverabilitySeverability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

     (c) Applicable LawApplicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Rhode island.

     (d) AssignabilityAssignability. Purchaser shall have the right, on or before the
Closing Date, to transfer or assign its rights and obligations under this Agreement to its designee, without the consent of Seller. Purchaser shall provide to Seller a copy of the executed instrument of assignment effectuating any such assignment, together with the name and address of the assignee. Any permitted assignee shall be deemed to have assumed, agreed to and be bound by all of Purchaser's obligations and liabilities under this Agreement. Upon any such assignment, the Purchaser named in and which signed this Agreement shall thereafter be released and relieved from any obligation or liability under this Agreement.

     (e) Successors BoundSuccessors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective heirs, executors, administrators, personal representatives, successors and assigns.

                  (f) CaptionsCaptions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

     (g) Attorneys' FeesAttorneys' Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

     No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture relationship among Seller and Purchaser.

     (i) RecordationRecordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

     (j) Tax Protest. If, as of the Closing Date, there shall be any tax certiorari proceedings or tax protest proceedings pending with respect to any portion or all of the Property, all benefits obtained thereby including, without limitation, any tax refunds, after deducting the cost of such proceedings, including attorneys fees, shall: (i) if attributable to any tax year ended prior to the Closing Date, be paid to Seller; (ii) if attributable to any tax year commencing after the Closing Date, be retained by Purchaser; and (iii) if attributable to the tax year in which the Closing Date occurs, be apportioned between Seller and Purchaser as of the Closing Date. This provision shall survive the Closing.

     (k) SurvivalSurvival. The provisions of this Agreement expressly stating that they survive the Closing shall survive the Closing and shall not merge with the deed to be delivered at the Closing.

     (l) Knowledge of SellerKnowledge of Seller. Except as otherwise provided, whenever a representation or warranty is made in this Agreement on the basis of the knowledge of Seller, such representation and warranty is made after inquiry and investigation by Seller of its officers, employees, agents and representative having responsibility for the Property.

                  (m)      Indemnification.

     (i) Seller shall indemnify and hold harmless Purchaser from and against any and all liability, loss or damage, and any actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorneys' fees and expenses) incident thereto, resulting from (i) causes of action or claims of any kind or character for actions, omissions or obligations of Seller relating to the Property prior to the Closing Date, including, without limitation, off-site disposal of Hazardous Materials, or (ii) the failure by Seller to pay, perform or discharge when due any liabilities, agreements, commitments or obligations not specifically assumed by Purchaser pursuant to this Agreement. The provisions of this subsection shall survive the Closing.

     (ii) Purchaser shall indemnify and hold harmless Seller from and against any and all liability, loss or damage, and any actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorneys' fees and expenses) incident thereto, resulting from: (i) causes of action or claims of any kind or character for actions, omissions or obligations assumed by Purchaser hereunder relating to Property on or after the Closing Date; or (ii) Purchaser's use and operation of the Property after the Closing Date. The provisions of this subsection shall survive the Closing.

                  (n) Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement or any part hereof to be drafted.

         16.      Duties and Responsibilities of Escrow Agent

                  (a) Seller and Purchaser acknowledge and agree that Escrow Agent (i) shall not be responsible for any of the agreements referred to herein but shall be obligated only for the performance of such duties as are specifically set forth herein; (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with acceptable indemnification; and (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof.

                  (b) Neither Escrow Agent nor any of its directors, officers, partners or employees shall be liable to anyone for any action taken or omitted to be taken by it except in the case of gross negligence or willful misconduct. Seller and Purchaser jointly and severally, covenant and agree to indemnify Escrow Agent and hold it harmless without limitation from and against any loss, liability or expense of any nature incurred by Escrow Agent arising out of or in connection with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liability, unless such loss, liability or expense shall be caused by Escrow Agent's willful misconduct or gross negligence.

                  (c) Seller and Purchaser, jointly and severally, agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Deposit under this Agreement, and to indemnify and hold Escrow Agent harmless from and against any taxes, interest, penalties and other expenses, that may be assessed against Escrow Agent on any such payment or other activities under this Agreement. Seller and Purchaser, jointly and severally, agree to indemnify and hold Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees), interest and penalties.

     (d) Seller agrees to pay or reimburse Escrow Agent for any fees and costs incurred in connection with the services hereunder.

                  (e) Upon written notice from either Seller or Purchaser that a dispute has arisen with respect to the delivery, ownership, right of possession, or disposition of the Deposit, Escrow Agent shall and is authorized and directed to retain in its possession without liability to anyone, all of the Deposit until such dispute shall have been settled either by the mutual agreement of the parties involved or by a final order, decree or judgment of a Court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Deposit

                  (f) Escrow Agent hereby agrees and covenants that following the Inspection Period Expiration Date, Escrow Agent shall not without the prior written consent of both Seller and Purchaser disburse the Deposit to any person or entity other than at and in conjunction with the Closing.



                                             [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     SELLER:

                                TANGLEWOOD ASSOCIATES


                   By: Marshall Properties, Inc., its general partner


                            By: ________________________

                            Print Name: John L. Marshall, III

                            Its:     President


                                   PURCHASER:

                                   GROVE CORPORATION


                              By:_____________________
                       Print Name: Brian Navarro
                                 Its: President

                                  ESCROW AGENT:

                            Kroll, McNamara & Evans


                            By: _____________________________
                                  Edward J. McNamara

                                                      EXHIBIT A

                                                DESCRIPTION OF LAND

                                                      EXHIBIT B

                                             LIST OF PERSONAL PROPERTY

                                                      EXHIBIT C

                                                     RENT ROLL

                                                    EXHIBIT C-1

                                               APPROVED RENTAL RATES